Exhibit AB

Annex A to Amendment No. 10

The directors of Alliance Sante Participations Ltd. are: Stefano Pessina, Ornella Barra, Simone Retter, Jean-Paul Goerens and Benjamin Burman.

Stefano Pessina, Ornella Barra, Simone Retter and Jean-Paul Goerens are also the administrateurs (directors) of Alliance Santé Participations S.A. and the gérants (managers) of NewCIP II S.à r.l. Simone Retter is the Président (Chairman) of Alliance Santé Participations S.A.

The information required by Item 2 and Item 5 with respect to the foregoing individuals is set forth below.

Stefano Pessina

Business Address: 24 Boulevard du Ténao, Monte Carlo, 98000 Monaco.

Citizenship: Monaco.

Present Principal Occupation: Executive Chairman of the Board, Walgreens Boots Alliance, Inc.

Beneficial Ownership of Issuer: See cover page for Stefano Pessina and Item 5 of the Statement.

Ornella Barra

Business Address: 24 Boulevard du Ténao, Monte Carlo, 98000 Monaco.

Citizenship: Monaco.

Present Principal Occupation: Chief Operating Officer, International, Walgreens Boots Alliance, Inc.

Beneficial Ownership of Issuer: 2,148,010 shares of Common Stock; approximately 0.36% of outstanding shares.(1)(2)(3)

Jean-Paul Goerens

Personal Address:  46, Vir Herel L-5243 Sandweiler, Grand Duchy of Luxembourg.

Citizenship: Luxembourg.

Present Principal Occupation: Retired lawyer.

Beneficial Ownership of Issuer: 0 shares of Common Stock; 0.00% of outstanding shares.(1)

Simone Retter

Business Address:  14, avenue du X Septembre, L-2550 Luxembourg, Grand Duchy of Luxembourg.

Citizenship: Luxembourg.

Present Principal Occupation: Self-employed lawyer.

Beneficial Ownership of Issuer: 1,100 shares of Common Stock; less than 0.01% of outstanding shares.(1)(4)

Benjamin Burman

Business Address:  69, avenue Victor Hugo, 75116 Paris, France.

Citizenships: United Kingdom and France

Present Principal Occupation: Self-employed lawyer.

Beneficial Ownership of Issuer: 496 shares of Common Stock; less than 0.01% of outstanding shares.(1)(4)

Notes:

(1)	Ownership percentages are based on 864,737,898 shares of Common Stock, par value $0.01 per share, outstanding as of April 1, 2025, as reported by the Issuer in its Quarterly Report on Form 10-Q for the period ended February 28, 2025 filed with the Securities and Exchange Commission on April 8, 2025.

(2)	The number includes:

•	1,718,000 shares of Common Stock held directly and of record by OLB Holdings Ltd., an exempted limited company incorporated in the Cayman Islands (“OLB”). OLB has sole voting and dispositive power with respect to the shares of Common Stock it holds. Ornella Barra owns 100% of the share capital and voting power of OLB and may be deemed to be the beneficial owner of the 1,718,000 shares of Common Stock held by OLB.

•	443,890 shares of Common Stock held directly and of record by Ornella Barra, with respect to which she has sole voting and dispositive power.

•	940,593 shares of Common Stock subject to employee stock options granted to Ornella Barra that are exercisable as of, or within 60 days after, the date of this Amendment No. 10. All such stock options are “out-of-the-money” having exercise prices in excess of US$10.96, being the closing price on April 28, 2025, the trading day immediately preceding the date of this Amendment.

(3)	The number does not include:

•	525,167 shares of Common Stock underlying restricted stock units awarded to Ornella Barra (being 494,833 shares underlying restricted stock units awarded to Ornella Barra and 30,334 shares underlying restricted stock units issued in lieu of dividends on outstanding restricted stock units). The shares of Common Stock underlying these restricted stock units vest with respect to 206,331 shares (plus 15,364 shares underlying restricted stock units issued in lieu of dividends on such shares) on November 1, 2025, with respect to 187,141 shares (plus 12,043 shares underlying restricted stock units issued in lieu of dividends on such shares) on November 1, 2026, and with respect to 101,361 shares (plus 2,926 shares underlying restricted stock units issued in lieu of dividends on such shares) on November 1, 2027, subject to acceleration or forfeiture in certain circumstances in accordance with the terms and conditions of their award.

•	370,467 shares (at target) of Common Stock subject to performance share awards (being 361,706 shares (at target) subject to performance share awards and 8,761 shares underlying dividend equivalent units credited thereon). The shares of Common Stock subject to performance share awards vest with respect to 58,230 shares on November 1, 2025 and with respect to 303,476 shares (plus 8,761 shares underlying dividend equivalent units credited thereon) on November 1, 2027, subject to acceleration or forfeiture in certain circumstances in accordance with the terms and conditions of their award.

(4)	Each of Simone Retter and Benjamin Burman, respectively, has sole voting and dispositive power with respect to the shares of Common Stock that she or he holds.